UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

Jerash Holdings (US), Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38474	81-4701719
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Fairfield Road, Suite 338, Fairfield, NJ	07004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (214) 906-0065

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	JRSH	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Sean Socha

On May 29, 2020, Mr. Sean Socha notified Jerash Holdings (US), Inc. (the “Company”) of his resignation as independent director of the Company, effective June 15, 2020. Mr. Socha’s resignation was due to personal reasons and not due to any disagreement with the Company on any matter related to the operations, policies, or practices of the Company.

Election of Mr. Bill Korn

To fill in the vacancy on the board of directors of the Company (the “Board”) due to Mr. Socha’s resignation, on June 13, 2020, the Nominating and Corporate Governance Committee of the Board recommended, and the Board elected, Mr. Bill Korn to serve as an independent director of the Company, as the Chairman of the Audit Committee of the Board, and as a member of the Nominating and Corporate Governance Committee and of the Compensation Committee of the Board, effective June 15, 2020. The Board has determined that Mr. Korn satisfies the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and qualifies as an audit committee financial expert within the meaning of the U.S. Securities and Exchange Commission rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules.

Mr. Bill Korn, age 63, has served as the Chief Financial Officer of MTBC, Inc., a Nasdaq-listed healthcare IT company, since July 2013. Prior to joining MTBC, Inc., Mr. Korn served as the Chief Financial Officer for six other early-stage technology businesses. From January 2013 to July 2013, Mr. Korn served as the Chief Financial Officer of SnapOne, Inc., a developer of cloud-based applications for mobile devices, and from June 2012 to December 2012, Mr. Korn was doing private advisory work. Prior to that, from August 2002 to June 2012, Mr. Korn was the Chief Financial Officer of Antenna Software, Inc. Earlier in his career, Mr. Korn spent 10 years with IBM, where he served on the senior management team that created IBM’s services strategy in the 1990s. Mr. Korn received his Bachelor of Arts in Economics magna cum laude from Harvard College and his Master of Business Administration from Harvard Business School.

On June 15, 2020, the Company and Mr. Korn entered into a Director Offer Letter (the “Offer Letter”), pursuant to which Mr. Korn will be compensated at a rate of $40,000 per year, payable in cash quarterly at the end of each quarter. The Offer Letter contains customary confidentiality, non-solicitation, and indemnification provisions. The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. In addition, the Company entered into its standard form of indemnification agreement with Mr. Korn. Under the indemnification agreement, the Company agrees to indemnify Mr. Korn to the fullest extent permitted by Delaware law for certain liabilities to which he may become subject as a result of his service as a director of the Company. A copy of the Company’s form of indemnification agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K.

There are no family relationships between Mr. Korn and any director or executive officer of the Company. To the best knowledge of the Company, there is no understanding or arrangement between Mr. Korn and any other person pursuant to which Mr. Korn was elected as a director of the Company. To the best knowledge of the Company, neither Mr. Korn nor any of his immediate family members is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On June 15, 2020, the Company issued a press release announcing the election of Mr. Korn as an independent director of the Company, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit
10.1	Director Offer Letter dated June 15, 2020 by and between Jerash Holdings (US), Inc. and Bill Korn
10.2	Form of Indemnification Agreement
99.1	Press Release dated June 15, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERASH HOLDINGS (US), INC.

June 15, 2020	By:	/s/ Choi Lin Hung
Choi Lin Hung
Chairman of the Board of Directors, Chief Executive Officer, President, and Treasurer

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